Exhibit 10.20

RESIGNATION AND RELEASE AGREEMENT

This Resignation and Release Agreement (“Agreement”) is entered into by and between Captaris, Inc. (“Captaris”) and Jeffrey B. deCillia (“Executive”) to set forth the terms and conditions of Executive’s separation from Captaris. In exchange for the benefits, that Executive acknowledges are over and above that to which he would otherwise be entitled, Executive agrees to execute this Agreement which includes a full release of all known and unknown claims.

NOW THEREFORE, in exchange for the mutual consideration described herein, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1. No Admission of Liability. This Agreement shall not be construed as an admission by Captaris of any wrongful act, unlawful discrimination, breach of contract, or other liability toward Executive or any other person, nor shall it be construed as an admission by Executive of any wrongful act.

2. Resignation and Last Date of Employment. Executive has previously tendered his resignation as Chief Financial Officer from Captaris, which has been accepted. Executive’s last date of active employment with Captaris shall be October 31, 2003 and he will not be required to report to work after that date. Between November 1, 2003 and December 31, 2003, Executive shall be entitled to use his accrued Paid Time Off benefits (“PTO”), continue to accrue further PTO and continue to vest stock options. Executive’s employment with Captaris shall terminate December 31, 2003 (“Termination Date.”)

3. Acknowledgement of Full Payment of Compensation to Date. Executive acknowledges and agrees that, with the exception of the payments described herein and PTO pay to be utilized between November 1, 2003 and December 31, 2003, Captaris has paid him all compensation that it owes him to date, including but not limited to base salary, commission, incentive compensation, and any other payments that may have been agreed-upon either orally or in writing. Executive also shall be entitled to payment of any accrued but unused PTO that may exist as of the Termination Date. Captaris acknowledges and agrees that any and all compensation paid to Executive through the Termination Date shall not operate in any respect as an offset against amounts owed hereunder.

4. Income Taxes and Authorized Deductions. All payments made as a result of this Agreement, with the exception of the 401(k) matching contribution addressed below, are considered wages and are subject to required income tax and other withholding and authorized deductions. The amounts are stated as gross amounts, before the withholding and deductions.

5. Severance Payments. Captaris agrees to provide the following severance payments to Executive. All payments described herein shall be made in a lump sum payment on January 15, 2004, (with the exception of the 401(k) matching contribution payment for which the timing of payment is addressed below).

a. Severance Pay. Captaris agrees to pay Executive severance pay equal to One Hundred Thirty-Seven Thousand, Five Hundred Dollars ($137,500).

b. Payment for COBRA Premiums. Captaris agrees to pay Executive an amount such that, after income tax withholding and other payroll taxes, the net amount equals (8) months’ worth of the monthly premiums that Executive will have to pay for COBRA continuation coverage on Captaris’ group medical and dental plans for Executive, on the same coverage levels that he maintained while he was an active employee. The gross amount, before withholding and taxes, is equal to Ten Thousand, Nine Hundred Seventy-Five Dollars ($10,975). Information about continuing medical coverage, including COBRA, will be provided in a separate document and Executive will be responsible for making arrangements for coverage and paying for coverage with the outsourced agency directly. The COBRA qualifying event shall be October 31, 2003, the date when Executive ceased to be an active employee of Captaris. Captaris also agrees to reverse the effect of payroll deductions from Executive’s paychecks for premiums for family coverage under Captaris’ group health plan subsequent to October 31, 2003. Captaris will not reverse any contributions made by Executive to his Flexible Spending Account, in compliance with IRS regulations.

c. Additional Payment. Captaris shall pay Executive a gross lump sum payment of Fourteen Thousand, Eight Hundred Seventeen Dollars and Seventy Cents ($14,817), which represents six (6) months of PTO benefits that Executive would have accrued in 2004 had he remained an employee through June 30, 2004, to be used to defray the tax consequences associated with exercising certain vested stock options.

d. Payment of Accrued PTO As of December 31, 2003. Captaris shall pay Executive for any accrued but unused PTO benefits as of December 31, 2003. Such amount is agreed to be Ten Thousand, Two Hundred Thirty-Three Dollars ($10,233).

e. 401(k) Matching Payment. Executive is entitled to receive a 401(k) matching contribution on the same basis as other employees of Captaris, the percentage of which matching contribution will be determined by the Captaris Board of Directors in the normal course of business. Such amount will be deposited in Executive’s 401(k) account when such payments are made for all other employees in the normal course of business.

6. Stock Option Vesting and Exercise Provisions.

a. Options With Strike Price of $6.09. Executive shall not vest in any stock options with a strike price of $6.09 (5,834 options will not vest) after the Termination Date. With respect to vested stock options with a strike price of $6.09, Captaris agrees to extend the time period for Executive to exercise the options, pursuant to the terms and procedures outlined in the applicable Stock Option Agreement(s), until September 30, 2004, after which date the options shall automatically terminate. Assuming no exercises of Options with a strike price of $6.09 in December 2003, the number of shares that may be acquired through the exercise of such Options will total 34,163.

b. Options With Strike Price of $3.65. Executive shall not vest in any stock options with a strike price of $3.65 (1,045 options will not vest) after the Termination Date.

c. Options With Strike Price of $2.11. 15,750 stock options with an exercise price of $2.11 shall be deemed immediately vested as of the date this agreement is signed by both parties. The parties agree to waive the seven-day revocation period described in

Paragraph 15 with respect to this one provision in the Agreement. Executive shall have the right to exercise these options, pursuant to the terms and procedures outlined in the applicable Stock Option Agreement(s), on or before the Termination Date, after which date the options shall automatically terminate.

d. Execution of Necessary Agreements. Captaris agrees to execute any agreements that may be required by the applicable stock option plan(s), in order to carry out, and memorialize, these agreements.

7. Unemployment Compensation. Executive agrees not to apply for unemployment compensation benefits before July 1, 2004.

8. Termination of Other Group Insurance Benefits. As of October 31, 2003, Captaris shall cease to pay the premiums for Executive’s coverage under other group insurance benefits, such as long-term disability and life. Captaris shall provide information to Executive about any rights he may have to convert such policies to individual coverage.

9. Non-Solicitation and Non-Competition. Executive agrees, through December 31, 2004, to not directly or indirectly solicit, influence or entice, or attempt to solicit, influence or entice, any employee of Captaris to cease his or her relationship with Captaris. Executive agrees, through June 30, 2004, that he will not directly or indirectly, be employed by, consult with or otherwise perform services for, own, manage, operate, join, control or participate in the ownership, management, operation or control of or be connected with any Competitor. Competitor is defined as each company named in Captaris’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, as filed with the Securities and Exchange Commission on May 15, 2003, under the heading “Our market is highly competitive” of the section titled “Factors That May Affect Our Business, Future Operating Results, Financial Conditions and Market Price of Our Stock.” Such agreement not to compete does not include equity investments that Executive may make from time to time that are less than 5% of any outstanding stock of Competitor. Additionally, for Microsoft, IMB, NEC, Nortel, and Siemens, this restriction only applies to the divisions of those companies that compete directly with Captaris.

10. Return of Company Property and Cell Phone. Captaris agrees that Executive has, prior to the Effective Date of this Agreement, returned to Captaris all files, memoranda, records, credit cards, Palm Pilots or similar devices, pagers, computer files, passwords, keys, or related physical or electronic access devices, and any and all other property received from Captaris or any of its current or former employees or generated by Captaris in the course of employment with the exception of the cell phone, computer and installed software currently in Executive’s possession. Such property to be kept by Executive includes, but not meant to be a complete list, IBM laptop, installed software and other related items, SOHO2 Firewall, Cisco wireless HUB, Cisco wireless cards, keyboard, mouse, docking stations, NEC monitor, 3Comm HUB, all-in-one HP G85, and last working cell phone. The parties agree that Captaris shall transfer the cell phone number and account to Executive as of December 31, 2003, after which date Executive assumes all payment responsibilities for cell phone usage.

11. Complete Release By Executive of All Known and Unknown Claims. In exchange for the lump sum payment and other benefits contained in this Agreement, which are benefits Executive is not otherwise entitled to receive, Executive and his successors and assigns forever release and discharge Captaris, any Captaris-sponsored employee benefit or stock option plans in which Executive participates, and all of their respective investors, partners, officers, directors, trustees, agents, employees, employees’ spouses (including successors and assigns) (“Released Parties”) from any and all claims, actions, causes of action, rights, or damages (wages, bonuses, employee benefits, stock options or other damages), including costs and attorneys’ fees (“Claims”) which Executive may have on behalf of himself, known, unknown, or later discovered which arose prior to the date he signs this Agreement.

This release includes but is not limited to, any Claims for compensation under any prior employment agreement or other contract; any Claims under any local, state, or federal laws prohibiting discrimination in employment, including without limitation the federal Civil Rights Acts, the Age Discrimination in Employment Act, the Washington Law Against Discrimination, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Older Workers Benefit Protection Act, and the Worker Adjustment and Retraining Notification Act; Claims alleging any legal restriction on Captaris’ right to terminate its employees; Claims alleging any legal restriction on Captaris’ right to discontinue vesting of stock options under its stock option plan; Claims alleging any legal restriction on Captaris’ right to discontinue group employee benefit plans; or personal injury Claims, including without limitation wrongful discharge, breach of contract, defamation, interference with business expectancy, or infliction of emotional distress. This release of claims does not extend to any claims arising from a breach by Captaris of its obligations hereunder occurring after the date this Agreement is executed, or to any prospective entitlement of Executive to indemnification, to the extent provided by Captaris’ articles of incorporation, by-laws, or applicable statute, for claims asserted against Executive arising from the performance of his duties as an officer or employee of Captaris.

12. Release by Captaris.

A. Through the period ending June 27, 2003, Captaris, on behalf of itself, it affiliated entities, and their respective successors and assigns, forever releases and discharges Executive, his marital community, heirs, estate, successors and assigns (“Executive Released Parties”) from any and all claims, actions, causes of action, rights or damages, including costs and attorneys’ fees (“Claims”) arising out of acts by Executive, which the Released Parties may have, known, unknown, or later discovered, which arose prior to the date Captaris signs this Agreement. This release does not extend to any Claims arising from a breach by Executive of his obligations hereunder, occurring after the date this Agreement is executed, such as breach of Paragraph 9.

B. For the period subsequent to June 27, 2003, Captaris, on behalf of itself, it affiliated entities, and their respective successors and assigns, forever releases and discharges Executive, his marital community, heirs, estate, successors and assigns (“Executive Released Parties”) from any and all claims, actions, causes of action, rights or damages, including costs and attorneys’ fees (“Claims”) arising out of negligent acts by Executive, which the Released Parties may have, known, unknown, or later discovered, which arose prior to the date Captaris signs this Agreement. This release in paragraph 12 B. does not extend to Claims for acts by Executive involving intentional wrongdoing, such as intentional misrepresentation, fraud, misappropriation, theft, and the like. This release also does not extend to any Claims arising from a breach by Executive of his obligations hereunder, occurring after the date this Agreement is executed, such as breach of Paragraph 9.

13. No Claims. Executive represents that he has not filed, and will not file, and Captaris represents that it has not filed and will not file (except with respect to claims not released in Paragraph 12 B), to the extent allowed by applicable law, any complaints, lawsuits, administrative complaints or charges relating to Employee’s employment with, or separation from, Captaris. If any government agency brings any claim or conducts any investigation against Captaris, nothing in this Agreement forbids Executive from cooperating in such proceedings, but by this Agreement, Executive waives and agrees to relinquish any damages or other individual relief that may be awarded as a result of any such proceedings.

14. Voluntary Agreement; Full Understanding; Advice of Counsel. Executive understands and acknowledges the significance of this Agreement and acknowledges that this Agreement is voluntary and has not been given as a result of any coercion. Executive also acknowledges having been given full opportunity to review and negotiate this Agreement, having been given the opportunity to consult with legal counsel prior to signing it, and that Executive executes this Agreement only after full reflection and analysis.

15. Consideration Period/Revocation. Executive acknowledges having been given twenty-one (21) days in which to consider this Agreement and the option to sign it in fewer than 21 days if desired. Any negotiations surrounding the language or terms of this Agreement shall not re-start the 21 day consideration period. Executive also acknowledges that he may revoke this Agreement within seven (7) days of signing it, by delivering a signed written letter of revocation to Cedra DuFlon-Heide at Captaris.

16. Effective Date. This Agreement will not be effective until Captaris receives an original signed Agreement by Employee and the seven-day revocation period has expired (“Effective Date”).

17. Confidentiality. Executive and Captaris agree to keep the financial terms of this Agreement confidential and not to disclose the same unless required by law, regulation, or court order. To those who inquire, Executive and Captaris shall respond only that Executive has voluntarily resigned. By way of exception, Captaris may disclose the terms to its accountants, Board of Directors and others with a legitimate need to know the information, as long as Captaris notifies each of the importance of preserving confidentiality. In addition, by way of exception, Executive may disclose the terms of this document to his attorney, spouse, immediate family, and accountant, as necessary, as long as he notifies each of the importance of preserving confidentiality.

18. Nondisparagement. Executive agrees to refrain from making any type of negative or disparaging comments about, or in any way casting in an unfavorable light, the business, operations or conduct of Captaris and its past or present directors, officers, employees, representatives, and agents. Captaris agrees that the following individuals shall refrain from making any type of negative or disparaging comments about, or in any way casting in an unfavorable light, the job performance, capabilities, and conduct of Executive: Members of Captaris’ Board of Directors as of the date of this Agreement, Dave Anastasi, Matt Scheuing, Peter Papano and Cedra DuFlon-Heide..

19. Binding Agreement. This Agreement is binding on and shall inure to the benefit of the parties, as well as their heirs, successors, and assigns.

20. Severability. If any portion of this Agreement is held to be invalid or unenforceable for any reason, the remaining covenants shall remain in full force and effect to the maximum extent permitted by law.

21. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the matters covered in this Agreement and supersedes any previous agreements, whether written or oral. By way of clarification, and not limitation, the following agreements previously entered into between Captaris and Executive are specifically deemed null and void and superseded by this Agreement:

a.	“Separation Agreement,” dated June 27, 2003. (Exhibit A).

b.	“Extension Agreement,” dated June 27, 2003. (Exhibit B).

c.	“Second Extension Agreement,” dated August 1, 2003. (Exhibit C).

22. Applicable Law. This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by and construed and enforced in accordance with the laws of the State of Washington without regard to choice of law principles. Any legal proceeding in connection herewith shall be brought in the courts in King County, Washington. King County shall be considered a convenient forum.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES

A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Captaris, Inc.		Executive

By /s/ DAVID P. ANASTASI		/s/ JEFFREY B. DECILLIA
	David P. Anastasi	Jeffrey B. deCillia
President and Chief Executive Officer

Date:	December 19, 2003	Date:	December 19, 2003